Exhibit 4.4


                        ASSIGNMENT, ASSUMPTION, AMENDMENT
                             AND NOVATION AGREEMENT
                              SWIFT ENERGY COMPANY
                                RIGHTS AGREEMENT


     THIS ASSIGNMENT, ASSUMPTION, AMENDMENT AND NOVATION AGREEMENT (this "Agreement") is entered into among Swift Energy Company, a Texas corporation ("Old Swift"), New Swift Energy Company, a Texas corporation ("New Swift"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

                                R E C I T A L S:

     A. New Swift and the Rights Agent are parties to that certain Rights Agreement dated as of August 1, 1997, as amended and restated as of March 31, 1999, and as amended by Amendment No. 1 to Rights Agreement dated as of December 12, 2005 (the "Rights Agreement").

     B. Old Swift, New Swift and Swift Energy Operating, LLC, a Texas limited liability company that is wholly-owned by New Swift ("Operating"), entered into a Plan and Agreement and Articles of Merger to Form Holding Company dated as of December 28, 2005 (the "Plan of Merger") pursuant to which Old Swift will merge with and into Operating, with Operating being the survivor (the "Merger") and the shareholders of Old Swift receiving shares of the common stock of New Swift ("New Swift Common Stock") in exchange for their shares of common stock in Old Swift ("Old Swift Common Stock") on the basis of a ratio of one share of New Swift Common Stock for each share of Old Swift Common Stock.

     C. Pursuant to the Rights Agreement, each holder of an outstanding share of Old Swift Common Stock is also the holder of one preferred share purchase right (a "Right") for each share of Old Swift Common Stock held by such holder, and, prior to the Distribution Date (as defined in the Rights Agreement), the Rights are evidenced by the certificates for Old Swift Common Stock registered in the names of the holders thereof and are transferable only in connection with the transfer of Old Swift Common Stock.

     D. Section 2.8 of the Plan of Merger requires that upon completion of the Merger, Old Swift will assign its rights under the Rights Agreement and the Rights to New Swift, and New Swift will assume the obligations of Old Swift under the Rights Agreement and the Rights.

     E. Section 28 of the Rights Agreement states that all covenants and provisions of the Rights Agreement by or for the benefit of Old Swift or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

     F. Under Section 27 of the Rights Agreement, Old Swift may in its sole and absolute discretion require the Rights Agent to supplement and amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights, subject to the limitations set forth in such Section.

     NOW, THEREFORE, effective as provided in Section 10 below, the parties hereto agree as follows:

     1. Old Swift hereby assigns to New Swift all of its rights and obligations arising under the Rights Agreement and the Rights.

     2. New Swift hereby (a) assumes the obligations of Old Swift arising under the Rights Agreement and the Rights, and (b) agrees that the Rights assumed by New Swift shall be exercisable upon the same terms and conditions as under the Rights Agreement, except as amended hereby.

     3. All references in the Rights Agreement and the Rights to the "Preferred Stock" shall be amended to mean the Series A Junior Participating Preferred Stock, par value $.01 per share, of New Swift. All references in the Rights Agreement and the Rights to "Common Stock" with respect to the "Company" shall be amended to mean the Common Stock, presently par value $.01 per share, of New Swift.

     4. The Rights Agreement and the Rights shall be amended so that New Swift shall be substituted in the place and stead of Old Swift with respect to the Rights Agreement and the Rights. Old Swift shall be released from its covenants and obligations with respect to the Rights Agreement and the Rights, and all of the covenants and provisions of the Rights Agreement by or for the benefit of Old Swift shall bind and inure to the benefit of New Swift as assignee from Old Swift.

     5. The Rights Agent hereby consents and agrees (a) to the assignment by Old Swift to New Swift of its rights under the Rights Agreement and Rights, (b) to the assumption by New Swift of the obligations of Old Swift arising under the Rights Agreement and the Rights, (c) that New Swift shall be entitled to enforce all of the rights and interests of Old Swift under the Rights Agreement and the Rights, (d) to the amendments to the Rights Agreement and the Rights herein contained, and (e) to the release of Old Swift from its covenants and obligations with respect to the Rights Agreement and the Rights.

     6. As a result of the foregoing provisions of this Agreement and the conversion of the Old Swift Common Stock into New Swift Common Stock by virtue of the consummation of the Merger, after the Effective Time, the outstanding Rights shall be evidenced by the certificates for New Swift Common Stock registered in the names of the holders thereof and shall be transferable only in connection with the transfer of New Swift Common Stock, prior to the Distribution Date, all in accordance with the Rights Agreement as amended hereby.

     7. This Agreement shall be governed by Texas law, without giving effect to any choice of law principles.

     8. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     9. This Agreement may be executed in two or more counterparts through the use of separate signature pages, all of which shall be deemed to constitute one and the same instrument.



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


     10. This Agreement shall not be effective or enforceable unless and until the Effective Time (as defined in the Plan of Merger) of the Merger occurs, and this Agreement shall be null and void if the Plan of Merger is terminated or expires without completion of the Merger.

     This Agreement may be executed in multiple counterparts with the effect of one original, and facsimile signatures will have the same effect as original signatures.





                             SIGNATURE PAGE FOLLOWS











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



     IN WITNESS WHEREOF, New Swift, Old Swift and the Rights Agent have caused this Agreement to be executed effective as of 9:00 a.m. local time in Austin, Texas on December 28, 2005.



                                       SWIFT ENERGY COMPANY



                                       By: /s/ Terry E. Swift
                                         ---------------------------------------
                                         Terry E. Swift
                                         Chief Executive Officer


                                       NEW SWIFT ENERGY COMPANY



                                       By: /s/ Bruce H. Vincent
                                          --------------------------------------
                                          Bruce H. Vincent
                                          President


                                       AMERICAN STOCK TRANSFER & TRUST COMPANY



                                       By: /s/ Herbert J. Lemmer
                                          --------------------------------------
                                          Herbert J. Lemmer





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